SECOND AMENDMENT TO THE CERTIFICATE OF DESIGNATION
OF THE
SERIES B PREFERRED STOCK OF VICOR TECHNOLOGIES, INC.
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
     Vicor Technologies, Inc., a Delaware corporation (the “ Corporation”), hereby certifies that pursuant to the authority of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation on July 29, 2010 duly approved and adopted the following resolution increasing the number of shares of Series B 8% Junior Convertible Cumulative Preferred Stock reflected in the Certificate of Designations, Preferences and Rights of Series B 8% Junior Convertible Cumulative Preferred Stock filed by the Corporation with the Delaware Secretary of State on March 5, 2008 and the First Amendment to the Certificate of Designation filed on March 20, 2009 (collectively, the “ Certificate of Designation”).
     The Resolution in paragraph two of the Certificate of Designation is hereby amended to read as follows:
     "RESOLVED, that pursuant to the authority vested in the Corporation’s Board of Directors (the “ Board”) in the Corporation’s Amended and Restated Certificate of Incorporation (the “ Certificate of Incorporation”), the designated Series B 8% Junior Convertible Cumulative Preferred Stock (the “Series B Preferred Stock”), created out of the 10,000,000 shares of authorized shares of preferred stock, par value $0.0001 per share be, and it hereby is, increased to consist of 8,000,000 shares, par value $0.0001 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those granted by applicable law) as follows:”
     Except as hereby amended, the Certificate of Designation of the Corporation shall remain unchanged.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Corporation by the undersigned duly authorized on August 6, 2010.

VICOR TECHNOLOGIES, INC.
By:	/s/ David H. Fater
Name:	David H. Fater
Title:	Chief Executive Officer and Director